SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)   February 19, 2010

RFMC WILLOWBRIDGE FUND, LP
(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-23529	22-2678474
(Commission File Number)	(I.R.S. Employer Identification No.)
4 Benedek Road, Princeton, New Jersey	08540
(Address of Principal Executive Offices)	(Zip Code)

(609) 921-0717
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
□         Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□         Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry Into a Material Definitive Agreement.

On February 19, 2010, Ruvane Fund Management Corporation, the general partner of RFMC Willowbridge Fund, LP (the “Partnership”), caused the Partnership to enter into an advisory agreement with Quantitative Investment Management, LLC (“QIM”) (the “Advisory Agreement”), and effective March 1, 2010 made an allocation of $20 million to QIM (which represents approximately 35% of the net assets of the Partnership as of March 1, 2010).  The Advisory Agreement provides that QIM will trade the assets of the Partnership allocated to QIM pursuant to QIM’s Global Program.  The Partnership will not pay a management fee to QIM.  The Partnership will pay QIM a quarterly incentive fee of 30% of new profits (as defined in the Advisory Agreement), if any, on assets allocated to QIM.  In the event of subsequent losses, the quarterly incentive fee would not be charged until there are new profits to offset such losses.  The quarterly incentive fee will not be rebated by virtue of subsequent losses.  Pursuant to the Advisory Agreement, either the Partnership or QIM may terminate the agreement upon notice.

Item 5.03.  Amendment to Limited Partnership Agreement.

The General Partner has signed an amendment to the limited partnership agreement of the Partnership, which amendment shall become effective March 10, 2010, that changes the name of the Partnership from “RFMC Willowbridge Fund, LP” to “RFMC Tactical Advisors Fund, LP”.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
RFMC WILLOWBRIDGE FUND L.P.

By: Ruvane Fund Management Corporation Its: General Partner

By: /s/ Robert L. Lerner Robert L. Lerner President, Principal Executive Officer and Principal Financial Officer
Date:           March 3, 2010